UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 28, 2013

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	I.R.S. Employer Identification No.

333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation) 76 South Main Street Akron, OH 44308 Telephone (800)736-3402

000-53742	FIRSTENERGY SOLUTIONS CORP.	31-1560186
(An Ohio Corporation) c/o FirstEnergy Corp. 76 South Main Street Akron, OH 44308 Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 28, 2013, FirstEnergy Corp. (the “Company”) entered into an underwriting agreement, dated February 28, 2013 (the “Underwriting Agreement”), with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBS Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., PNC Capital Markets LLC, RBC Capital Markets, LLC and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $650 million aggregate principal amount of the Company’s 2.75% Notes, Series A, due 2018 (the “Series A Notes”) and $850 million aggregate principal amount of the Company’s 4.25% Notes, Series B, due 2023 (the “Series B Notes” and, together with the Series A Notes, the “Notes”). The Notes are registered under the Company’s automatic shelf registration statement on Form S-3 (File No. 333-181519) which was filed and became effective on May 18, 2012.

The Company received net proceeds from the issuance of the Notes of approximately $1.489 billion after deducting the underwriters’ discount and estimated expenses. The Company intends to use the net proceeds from the sale of the Notes to fund all or a portion of the amounts necessary for its subsidiaries FirstEnergy Solutions Corp. (“FES”) and Allegheny Energy Supply Company, LLC (“AE Supply”) to complete the previously announced tender offers for certain series of their respective outstanding long-term debt securities. Pending such repayment, the Company may use the net proceeds to temporarily repay its short-term borrowings under the money pool for its unregulated companies and its revolving credit facility, with the remainder being invested in that money pool. In addition, to the extent available, the Company will use net proceeds for general corporate purposes.

The Series A Notes will mature on March 15, 2018 and the Series B Notes will mature on March 15, 2023. The Series A Notes will bear interest at the rate of 2.75% per annum and the Series B Notes will bear interest at the rate of 4.25% per annum. Interest on the Notes is payable on March 15 and September 15 of each year, beginning on September 15, 2013 until their respective maturity. The Notes are redeemable, in whole or in part from time to time, at the Company’s option, prior to the date that is one month prior to maturity for the Series A Notes and the date that is three months prior to maturity for the Series B Notes, at a “make-whole” redemption price. After the date that is one month prior to maturity for the Series A Notes and the date that is three months prior to maturity for the Series B Notes, the Notes are redeemable at par.

The Notes were issued on March 5, 2013 under an Indenture, dated as of November 15, 2001, as amended (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”). The disclosure in this Item 8.01 is qualified in its entirety by the provisions of the Indenture, the Underwriting Agreement, which is filed as Exhibit 1.1 hereto, the form of Series A Note, which is filed as Exhibit 4.2 hereto, and the form of Series B Note, which is filed as Exhibit 4.3 hereto. Such exhibits are incorporated herein by reference.

On March 1, 2013, the Company announced the satisfaction of the financing condition of the previously announced cash tender offers of FES and AE Supply as a result of entering into the Underwriting Agreement, the press release for which is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 28, 2013, by and among the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBS Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., PNC Capital Markets LLC, RBC Capital Markets, LLC and Scotia Capital (USA) Inc., as representatives for the underwriters named therein.

4.1	Officer’s Certificate dated March 5, 2013.

4.2	Form of Series A Note (contained in Exhibit 4.1 hereto).

4.3	Form of Series B Note (contained in Exhibit 4.1 hereto).

5.1	Opinion of Gina K. Gunning, Esq.

5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1	Consent of Gina K. Gunning, Esq. (contained in Exhibit 5.1 hereto).

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.2 hereto)

99.1	Press Release issued by FirstEnergy, dated March 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

March 5, 2013

FIRSTENERGY CORP. Registrant

FIRSTENERGY SOLUTIONS CORP. Registrant

By:	/s/ Harvey L. Wagner
Harvey L. Wagner Vice President, Controller and Chief Accounting Officer